Exhibit (dddd)(1)
(RETAIL)
AMENDMENT NO. 1 TO
PARTICIPATION AGREEMENT BETWEEN
TRANSAMERICA CAPITAL, INC. AND
MERRILL LYNCH LIFE INSURANCE COMPANY
     The Participation Agreement, dated October 20, 2008 (“Agreement”) between Transamerica Capital, Inc. (the “Underwiter”), and Merrill Lynch Life Insurance Company (the “Company”) is hereby amended as of May 1, 2010 as follows:
1.	Schedule B of the Agreement is deleted in its entirety and replaced with the following Amended Schedule B:
AMENDED SCHEDULE B
FUNDS AND CLASSES
Dated: May 1, 2010

Class A Shares of the following registered investment companies:
Transamerica Flexible Income
Transamerica Growth Opportunities
Transamerica Small/Mid Cap Value
Transamerica WMC Diversified Growth
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.
     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative, effective as of May 1, 2010.

TRANSAMERICA CAPITAL, INC.		MERRILL LYNCH LIFE INSURANCE COMPANY

By its authorized officer,		By its authorized officer,

By:	/s/ Brenda L. Smith	By:	/s/ Arthur D. Woods

	Brenda L. Smith		Arthur D. Woods
	Title: Assistant Vice President		Title: Vice President